Exhibit 23.2

Consent of Netherland, Sewell & Associates, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, No. 333-139112 (as amended, the “Registration Statement”) of our report dated October 22, 2013, with respect to estimates of reserves and future net revenue of Gastar Exploration Ltd., as of June 30, 2013, filed with the SEC on October 28, 2013, our report dated September 17, 2013, filed with the SEC on October 24, 2013, and all references to our firm included in or made as part of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 14, 2013